PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO. 333-43766




                                [GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Software HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                          Share      Trading
           Name of Company                                    Ticker     Amounts     Market
     -----------------------------------------------------  ----------  ---------  ----------
           Adobe Systems Incorporated                          ADBE         6        NASDAQ
           BMC Software, Inc.                                  BMC          7         NYSE
           Check Point Software Technologies Ltd.              CHKP         6        NASDAQ
           Computer Associates International, Inc.              CA         17         NYSE
           Intuit Inc.                                         INTU         6        NASDAQ
           Macromedia, Inc.                                    MACR         1        NASDAQ
           Mercury Interactive Corporation                     MERQ         2        NASDAQ
           Micromuse Inc.                                     MUSEE         2        NASDAQ
           Microsoft Corporation                               MSFT        30        NASDAQ
           Nuance Communications Inc.                          NUAN         1        NASDAQ
           Openwave Systems Inc.                               OPWV      0.6667      NASDAQ
           Oracle Corporation(1)                               ORCL        24        NASDAQ
           SAP AG-preference shares *                          SAP         16         NYSE
           Sapient Corporation                                 SAPE         3        NASDAQ
           Siebel Systems, Inc.                                SEBL         8        NASDAQ
           TIBCO Software Inc.                                 TIBX         5        NASDAQ
           Veritas Software Corporation                        VRTS         7        NASDAQ
           ______________________________________

(1) In connection with a cash merger of Oracle Corp. and Peoplesoft Inc. (NASDAQ: PSFT), Peoplesoft Inc. will no longer be an underlying constituent of the Software HOLDRS Trust. For each share of Peoplesoft common stock, Peoplesoft Inc. shareholders received $26.50 in cash. The Bank of New York received cash payments in the amount of $212.00 for the 8 shares of Peoplesoft Inc. common stock per 100 share round lot of the Software HOLDRS Trust. The Bank of New York distributed the cash at a rate of $2.12 per depositary share on February 10, 2005.

*The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


            The date of this prospectus supplement is March 31, 2005.